Exhibit 10.2

EUR 600,000,000 UNCOMMITTED REVOLVING CREDIT FACILITY AGREEMENT

This EUR 600,000,000 uncommitted revolving credit facility agreement (the "Agreement") is effective as of 1 August 2022 and made between:

1.	FRESENIUS MEDICAL CARE AG & CO. KGAA, a German partnership limited by shares (Kommanditgesellschaft auf Aktien) organised under the laws of Germany, registered with the commercial register (Handelsregister) at the local court (Amtsgericht) of Hof under HRB 4019 as borrower (the "Borrower"); and
2.	FRESENIUS SE & CO. KGAA., a German partnership limited by shares (Kommanditgesellschaft auf Aktien) organised under the laws of Germany, registered with the commercial register (Handelsregister) at the local court (Amtsgericht) of Bad Homburg under HRB 11852 as lender (the "Lender" and together with the Borrower the "Parties" and each a "Party").

WHEREAS the Lender, the Borrower and Fresenius Medical Care Holdings, Inc. ("FMCH") are Party to the  Forth Amended and Restated Loan Note as amended on 2 July 2021 in the amount of EUR 600,000,000 (the "FSE Loan Note"). The FSE Loan Note will expire on 31 July 2022. The Parties enter into this Agreement to continue the contractual relationship under the FSE Loan Note only between the Borrower and the Lender and in order for this Agreement to succeed the FSE Loan Note.

NOW THEREFORE, it is agreed as follows:

1.	DEFINITIONS

In this Agreement:

"Available Facility" means the Total Facility minus the amount of any outstanding Utilisation and in relation to any proposed Utilisation, the amount of any Loans that are due to be made on or before the proposed Utilisation Date, other than any Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date.

"Facility" means the uncommitted revolving loan facility under this Agreement as described in Clause 2 (The Facility).

"Interest Period" means in relation to a Loan, each period determined in accordance with Clause 7 of this Agreement.

"Loan" means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

"Overdraft" has the meaning given to such term in Clause 3.5 (Overdraft) of this Agreement.

"Syndicated Credit Facility" means the EUR 2bn Sustainability-Linked Revolving Credit Facility Agreement dated 1 July, 2021 between the Borrower and FMCH as borrowers and guarantors thereunder, and the financial institutions party thereto in their respective capacities as Coordinators, Bookrunners, Arrangers, Original Lenders (including their respective Original Lending Affiliates), Sustainability Agent, Agent and Swingline Agent, as it may be amended, restated, supplemented, or otherwise modified, or renewed, refunded, replaced, or refinanced from time to time.

"Total Facility" means EUR 600,000,000.

"Termination Date" means the date falling one month after this Agreement has been terminated in accordance with Clause 18 (Termination).

"Utilisation" means the utilisation of the Facility by way of Loans or Overdraft.

Terms not defined herein shall have the same meaning given to them in the Syndicated RCF.

2.	THE FACILITY

Subject to the terms of this Agreement, the Lender generally makes available to the Borrower an uncommitted revolving credit facility in an aggregate amount equal to the Total Facility.

3.	UTILISATION

3.1    Delivery of a Loan Utilisation Request

The Borrower may request the utilisation of a Loan by delivery to the Lender of a duly completed Loan Utilisation Request which, for the avoidance of doubt, can also be provided via email.

3.2    Currency and amount

(a)The currency specified in the Loan Utilisation Request must be euro.

(b)The amount of the proposed Loan must be equal to the Available Facility.

3.3     Loan disbursement

If the conditions set out in this Agreement have been met, and subject to Clause 4.2 (Rollover) the Lender can (but is not obligated to) make the requested Loan available by the Utilisation Date.

3.4    Outstanding Utilisations

Upon expiration of the FSE Loan Note, the Lender will not demand repayment of any outstanding advances drawn by the Borrower under the FSE Loan Note. Instead, any advance drawn by the Borrower under the FSE Loan Note which is outstanding on the date of this Agreement will be rolled over and considered as a Loan utilised by the Borrower under this Agreement.

3.5    Overdraft

As long as the Available Facility is not exceeded, the Borrower may utilise the Facility as an overdraft facility on a daily basis ("Overdraft") for the purposes of financing general corporate purposes, including granting financing to the Borrower’s Subsidiaries as part of cash pooling arrangements with the Lender.

4.	REPAYMENT

4.1    Repayment of Loans

The Borrower shall repay each Loan on the last day of its Interest Period.

4.2    Repayment of Overdraft

The Borrower shall repay each Overdraft at the end of the month.

4.3    Rollover

Without prejudice to the Borrower’s obligation under Clause 4.1 (Repayment of Loans) and Clause 4.2 (Repayment of Overdraft) above, if one or more Utilisations are to be made available to the Borrower:

(a)on the same day that a maturing Utilisation is due to be repaid by the Borrower; and

(b)in whole or in part for the purpose of refinancing the maturing Utilisation,

the aggregate amount of the new Utilisations shall, unless the Borrower notifies the Lender to the contrary, be treated as if applied in or towards repayment of the maturing Utilisation so that:

(i)if the amount of the maturing Utilisation exceeds the aggregate amount of the new Utilisations:

(A)	the Borrower will only be required to make a payment in an amount equal to that excess; and
(B)

the new Utilisation shall be treated as having been made available and applied by the Borrower in or towards repayment of the maturing Utilisation and the Lender will not be required to make a payment in respect of the new Utilisations; and

(ii)	if the amount of the maturing Utilisation is equal to or less than the aggregate amount of the new Utilisations:
(A)	the Borrower will not be required to make a payment; and
(B)

the Lender will be required to make a payment in respect of the new Utilisations only to the extent that the new Utilisations exceed the maturing Utilisation and the remainder of the new Utilisations shall be treated as having been made available and applied by the Borrower in or towards repayment of the maturing Utilisation.

5.PREPAYMENT AND CANCELLATION

5.1    Illegality

If, in any applicable jurisdiction, it becomes unlawful for the Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain any Utilisation:

(a)the Lender shall promptly notify the Borrower upon becoming aware of that event;

(b)upon the Lender notifying the Borrower, the Available Facility will be immediately cancelled; and

(c)

the Borrower shall repay each Loan on the last day of the Interest Period for the respective Loan occurring after the Lender has so notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Borrower (being no earlier than the last day of any applicable grace period permitted by law). Any outstanding Overdrafts shall be repaid on the same day, provided such day falls on a date earlier than the regular repayment date for such Overdrafts. The Total Facility shall be cancelled in the amount of the Utilisations repaid.

5.2Voluntary prepayment

The Borrower may, if it gives the Lender not less than three (3) Business Days' (or such shorter period as the Lender may agree) prior notice, prepay the whole or any part of a Utilisation.

5.3Restrictions

(a)

Any notice of cancellation or prepayment given by any Party under this Clause 5 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and without premium or penalty.
(c)	Unless a contrary indication appears in this Agreement, any part of the Facility which is prepaid or repaid may be reborrowed in accordance with the terms of this Agreement.

6.INTEREST

6.1    Calculation of interest

(a)	The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(i)Margin; and

(ii)EURIBOR,

determined in each case in accordance with the Syndicated Credit Facility.

(b)The rate of interest on each Overdraft is the percentage rate per annum which is the aggregate of the applicable:

(i)Margin, determined in accordance with the Syndicated Credit Facility; and

(ii)ESTR + 8.5 bps and if in aggregate is less than zero, than the sum shall be deemed to be zero.

6.2Payment of interest

(a)

The Borrower shall pay accrued interest on each Loan on the last day of each Interest Period (and, if the Interest Period is longer than six months, on the dates falling at six monthly intervals after the first day of the Interest Period).

(b)	The Borrower shall pay accrued interest on Overdraft on the last day of each month.

6.3Adjustment of Margin based on Credit Rating

(a)	The Margin in relation to any Utilisation shall initially be 0.57 per cent. per annum.
(b)

The Margin will be adjusted by reference to the Credit Ratings awarded to the Borrower as set out in the table in Clause 12.3(b) of the Syndicated Credit Facility. Any such adjustments shall be subject to and effected in accordance with Clause 12.3 (b) of the Syndicated Credit Facility.

6.4Adjustment of Margin based on ESG Rating/KPI Switch

As published in the Original ESG Report, the ESG Score assigned to the Borrower is 46.4. The applicable Margin (as adjusted and determined pursuant to Clause 6.3(Adjustment of Margin based on Credit Rating) above) will be adjusted by reference to the ESG Score as set out in the table in Clause  12.4 (a) of the Syndicated Credit Facility and in accordance with the principles set forth in Clause 12.4 of the Syndicated Credit Facility or, in the event of a KPI Switch, pursuant to the KPI-linked adjustment mechanism determined in accordance with Clause 12.5 of the Syndicated Credit Facility

6.5Default interest

(a)

If the Borrower fails to pay any amount (other than interest) payable by it under this Agreement on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is one (1) per cent. per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Utilisation for successive Interest Periods, each of a duration selected by the Lender (acting reasonably). If the Borrower fails to pay interest payable by it under this Agreement on its due date, lump sum damages (pauschalierter Schadensersatz) shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is one (1) per cent. per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Utilisation for successive Interest Periods, each of a duration selected by the Lender (acting reasonably). In the case of lump sum damages, the Borrower shall be free to prove that no damages have arisen or that damages have not arisen in the asserted amount and the Lender shall be entitled to prove that further damages have arisen. Any interest or lump sum accruing under this Clause 6.5 shall be immediately payable by the Borrower on demand by the Lender.

(b)	If any overdue amount consists of all or part of a Utilisation which became due on a day which was not the last day of an Interest Period relating to that Utilisation:
(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Utilisation; and
(ii)

the rate of interest applying to the overdue amount during that first Interest Period shall be one (1) per cent. per annum higher than the rate which would have applied if the overdue amount had not become due.

6.6Notification of rate of interest

The Lender shall promptly notify the Borrower of the determination of a rate of interest under this Agreement.

7.INTEREST PERIODS

7.1    Selection of Interest Periods

(a)The Borrower may select an Interest Period for a Loan in the utilisation request for that Loan.

(b)	The Borrower may select an Interest Period of one month, two months or three months or any other period agreed between the Borrower and the Lender in relation to that Loan.

(c)Each Interest Period for a Loan shall start on the Utilisation Date.

(d)A Loan has one Interest Period only.

(e)For a utilisation of Overdraft, Interest will be calculated on a daily basis.

7.2    Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

8.UTILISATION FEE

(a)	The Borrower shall pay to the Lender a utilisation fee in euro on the daily aggregate amount of all Loans outstanding under this Agreement computed at the following rates:

(i)	0.10 per cent. per annum for each day on which the aggregate amount of outstanding Loans exceeds EUR 1.00 but less than or equal to EUR 200,000,000;
(ii)	0.20 per cent. per annum for each day on which the aggregate amount of outstanding Loans exceeds EUR 200,000,000 but is less than or equal to EUR 400,000,000;
(iii)	0.40 per cent. per annum for each day on which the aggregate amount of outstanding Loans exceeds EUR 400,000,000.
(b)

The accrued utilisation fee shall be payable in arrears in euro (i) on the last day of each calendar quarter, (ii) on the Termination Date, and (iii), if the Facility is cancelled in full, at the time the cancellation is effective.

9.INDEMNITIES

The Borrower shall, within three Business Days of demand, indemnify the Lender against any cost, loss or liability incurred by the Lender as a result of:

(a)	a failure by the Borrower to pay any amount due under this Agreement on its due date;
(b)

funding, or making arrangements to fund, a Loan requested by the Borrower in a utilisation request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by the Lender alone); or

(c)	a Utilisation(or part of a Utilisation) not being prepaid in accordance with a notice of prepayment given by the Borrower.

10.     INSOLVENCY PROCEEDINGS

In the event of any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)

the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Borrower;

(b)	a composition, compromise, assignment or arrangement with any creditor of the Borrower; or
(c)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of the Borrower or any of their respective assets,

or any analogous procedure or step is taken in any jurisdiction, the Lender may, by notice to the Borrower:

(d)	cancel the Available Facility whereupon it shall immediately be cancelled;
(e)

declare that all or part of the Utilisations, together with accrued interest, and all other amounts accrued or outstanding under this Agreement be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(f)	declare that all or part of the Utilisations be payable on demand, whereupon they shall immediately become payable on demand by the Lender.

This Clause 10 shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 30 days of commencement.

11.    PAYMENT MECHANICS

11.1    Partial payments

(a)

If the Lender receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower under this Agreement, the Lender shall apply that payment towards the obligations of the Borrower under this Agreement in the following order:

(i)	first, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;
(ii)	secondly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and
(iii)	thirdly, in or towards payment pro rata of any other sum due but unpaid under this Agreement.
(b)	Paragraph (a) above will override any appropriation made by the Borrower.

11.2    No set-off by the Borrower

All payments to be made by the Borrower under this Agreement shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim unless the counterclaim is undisputed or has been confirmed in a final non-appealable judgement.

11.3    Business Days

(a)

Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

12.SET-OFF

The Lender may set off any matured obligation due from the Borrower under this Agreement against any satisfiable (erfüllbar) obligation (within the meaning of Section 387 Civil Code (Bürgerliches Gesetzbuch) owed by the Lender to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

13.PARTIAL INVALIDITY

The Parties agree that should at any time, any provisions of this Agreement be or become void (nichtig), invalid or due to any reason ineffective (unwirksam) this will indisputably (unwiderlegbar) not affect the validity or effectiveness of the remaining provisions and this Agreement will remain valid and effective, save for the void, invalid or ineffective provisions, without any Party having to argue (darlegen) and prove (beweisen) the Parties' intent to uphold this Agreement even without the void, invalid or ineffective provisions.

The void, invalid or ineffective provision shall be deemed replaced by such valid and effective provision that in legal and economic terms comes closest to what the Parties intended or would have intended in accordance with the purpose of this Agreement if they had considered the point at the time of conclusion of this Agreement.

14.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of the Lender, any right or remedy under this Agreement shall operate as a waiver of any such right or remedy or constitute an election to affirm this Agreement. No election to affirm this Agreement on the part of the Lender shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

15.AMENDMENTS AND WAIVERS

Any term of this Agreement may be amended or waived only with the consent of all Parties given in accordance with clause 18 (Conclusion of this Agreement) below.

16.GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by German law.

17.	JURISDICTION
(a)

The courts of Frankfurt am Main, Germany have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligations arising out of or in connection with this Agreement) (a "Dispute").

(b)	The Parties agree that the courts of Frankfurt am Main, Germany are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

18.TERMINATION

Each Party shall be entitled to terminate this Agreement with one month’s prior notice, provided no Utilisation is outstanding. If one or more Utilisations are outstanding, the Lender shall only be entitled to terminate this Agreement together with such Utilisation(s)in case of one of the events listed in Clause 10 (Insolvency Proceedings).

19.CONCLUSION OF THIS AGREEMENT (VERTRAGSSCHLUSS)

Conclusion, modification and amendment of this contract must either be made in writing (including the exchange of personally signed signature pages in pdf format) or, alternatively, by the exchange of electronic declarations of intent within the framework of electronic signature procedures by providers of these procedures (e. g. DocuSign or Adobe Sign).

SIGNATURES

The Borrower

FRESENIUS MEDICAL CARE AG & CO. KGAA

represented by its general partner,

Fresenius Medical Care Management AG

/s/ Rice Powell		/s/ Helen Giza
Name:	Rice Powell	Name:	Helen Giza
Title:	Member of the Management Board	Title:	Member of the Management Board
Date:	6/26/2022	Date:	6/26/2022

The Lender

FRESENIUS SE & CO. KGAA

represented by its general partner,

Fresenius Management SE

/s/ Stefan Sturm	/s/ Rachel Empey
Name: Stefan Sturm Title: Chief Executive Officer Date:	Name: Rachel Empey
Title: Chief Executive Officer	Title: Chief Financial Officer
Date: 6/23/2022	Date: 6/22/2022